UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2021

AZIYO BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39577	47-4790334
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12510 Prosperity Drive, Suite 370 Silver Spring, MD	20904
(Address of principal executive offices)	(Zip Code)

(240) 247-1170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b)-2 of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	AZYO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2021, Aziyo Biologics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Investors”).

Pursuant to the Purchase Agreement, the Company agreed to sell an aggregate of (i) 2,122,637 shares (the “Class A Shares”) of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), to certain of the Investors, and (ii) 1,179,244 shares (the “Class B Shares” and together with the Class A Shares, the “Shares”) of its Class B common stock, par value $0.001 per share, to certain of the Investors, in each case, at a purchase price equal to $4.24 per share, for aggregate gross proceeds of approximately $14.0 million, before deducting offering expenses (the “Offering”).

The closing of the Offering occurred on December 8, 2021.

On December 5, 2021, in connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 45 days after the date of the closing of the Offering, for purposes of registering the resale of the Class A Shares issued in the Offering and the shares of Class A Common Stock issuable upon conversion of the Class B Shares issued in the Offering (the “Conversion Shares”), and any shares of Class A Common Stock issued as a dividend or other distribution with respect to, in exchange for or in replacement of the Class A Shares, the Class B Shares or the Conversion Shares. The Company agreed to use commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 75 days after the date of the closing of the Offering, or 105 days after the date of the closing of the Offering if the SEC reviews the registration statement.

The Company has also agreed, among other things, to indemnify the Investors, their officers, directors, members, managers, partners, trustees, employees and agents and other representatives, successors and assigns, and each other person, if any, who controls such Investors within the meaning of the Securities Act of 1933 under the registration statement from certain liabilities and to pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The Offering is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Investors have not acquired the securities with a view to or for sale in connection with any distribution thereof in violation of the Securities Act of 1933, as amended, and appropriate legends have been affixed to the securities issued in this transaction.

The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the Registration Rights Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

On December 6, 2021, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, announcing the pricing of the Offering.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1#	Securities Purchase Agreement, dated December 5, 2021, by and among Aziyo Biologics, Inc. and the Investors named therein.
10.2	Registration Rights Agreement, dated December 5, 2021, by and among Aziyo Biologics, Inc. and the Investors named therein.
99.1	Press Release, dated December 6, 2021.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

#

The representations and warranties contained in this agreement were made only for purposes of the transactions contemplated by the agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable under securities laws, among other limitations. The representations and warranties were made for purposes of allocating contractual risk between the parties to the agreement and should not be relied upon as a disclosure of factual information relating to the Company, the Investors or the transactions described in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZIYO BIOLOGICS, INC.

Date: December 8, 2021	By:	/s/ Ronald Lloyd
Ronald Lloyd
President and Chief Executive Officer